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                                                                  EXHIBIT 99.(i)


                                 NEWS RELEASE



                AK Steel Introduces Antimicrobial-Coated Steels
                         for Food Contact Applications


CHICAGO, IL, May 19, 2000 -- AK Steel (NYSE: AKS) has introduced a new steel coating for its carbon and stainless steels that has proven effective in suppressing the growth of more than 650 species of microbes. The attributes of and potential applications for AK Steel's HealthShield/TM/ Coated Steels for food contact applications are being introduced tomorrow through May 23 at the National Restaurant Association show in Chicago.

   Among many potential applications for the new antimicrobial-coated steels are cookware, serving and processing equipment, food and beverage dispensers and cutlery. AK Steel's HealthShield antimicrobial coating will not wash off or lose its antimicrobial effectiveness under contact or abrasion. The HealthShield compound remains effective at temperatures up to 1,472 degrees Fahrenheit and pH values between 3 and 10.

   AK Steel holds the exclusive coil-coated steel application license in North America for the HealthShield antimicrobial coating, which also holds promise for such applications as heating, ventilating and air conditioning equipment (HVAC), medical equipment, laboratories, home appliances and other human contact steel products.

   "The development of our carbon and stainless steels incorporating the HealthShield antimicrobial coating holds the potential to significantly expand AK Steel's already diversified product line," said Richard M. Wardrop, Jr., chairman and chief executive officer of AK Steel.

   According to HealthShield Technologies, the Massachusetts-based biotechnology firm that developed the antimicrobial compound, HealthShield antimicrobial contains silver zeolite that is long-lasting and extremely durable. With zeolite incorporated into AK Steel's flat-rolled steel, encapsulated silver ions act as an ion pump providing the controlled time-release of silver ions in the environment. This ion exchange inhibits microbiological activity on the surface of the product.

   "We are pleased to be entering the market working with AK Steel. This leading-edge technology has numerous potential applications where there is a need for an ongoing antimicrobial effect in food-contact products," said Roger Friedman, chairman and chief executive officer of HealthShield Technologies.

   AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel is headquartered in Middletown, Ohio. It employs about 11,000 men and women in plants and offices in Middletown, Coshocton, Mansfield, Warren and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon and Wheatland, Pennsylvania. AK Steel also produces snow and ice control products, standard pipe and tubular products and operates a major industrial park on the Houston, Texas ship channel.

   HealthShield Technologies develops new and innovative products for medical, consumer and industrial applications.

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For corporate information about AK Steel, contact Alan H. McCoy (513) 425-2826
For steel product application information, contact Mike Proffitt, AK Steel,
(513) 425-2249
For information about HealthShield antimicrobial coating, contact Ravi Bhatkal
(781) 224-7100